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                                                                  EXHIBIT 4.3

                              EMPLOYMENT AGREEMENT


       EMPLOYMENT AGREEMENT dated as of February 23, 1993 between HOME SHOPPING NETWORK, INC., a Delaware corporation (the "Company"), and GERALD F. HOGAN ("Executive").

       This Agreement sets forth the terms and conditions of Executive's employment by the Company as the Company's President and Chief Executive Officer.

        In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

       1.     Term and Termination.

              (a) Term. The term of Executive's employment under this Agreement (the "Employment Term") shall commence on the date hereof (the "Effective Date") and end on the fourth anniversary of such date. The Employment Term shall be automatically extended beyond the original four year term for successive one year terms unless at least one hundred eighty (180) days prior to the expiration of the original Employment Term or any subsequent renewal thereof, either party notifies the other party in writing that it is electing to terminate this Agreement at the expiration of the then current term. During the Employment Term, the Company agrees to employ Executive and Executive agrees to serve the Company upon and subject to the terms and conditions set forth in this Agreement.

              (b) Termination by the Company. Executive's employment by the Company may be terminated by the Company only as provided in clauses (i), (ii),
(iii) and (iv) below.

                    (i)  Upon the death of Executive.

                    (ii) Upon six (6) months' prior written notice from the Company to Executive (the "Notice Period"), in the event of an illness or other disability which has incapacitated Executive from performing his duties hereunder, as determined in good faith by the Board of Directors of the Company, for an aggregate of one hundred eighty (180) consecutive days during the twelve calendar months preceding the month in which such notice is given; provided, however, that in the event that prior to the end of the Notice Period, Executive recovers from such illness or other disability to an extent permitting him to perform his duties hereunder, the notice of termination pursuant to this clause
        (ii) shall be of no further force and effect.





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                    (iii)  At any time upon giving written notice of such
       termination to Executive and by paying Executive in a lump sum upon such termination an amount equal to (x) Annual Base Salary (as hereinafter defined) that would have been payable to Executive had his employment by the Company continued until the expiration of the Employment Agreement plus (y) the amount of Annual Bonus (as hereinafter defined) that Executive would have been entitled to receive had his employment by the Company continued until the end of the fiscal year in which such termination occurred (such amount of Annual Bonus is hereinafter referred to as the "Remainder Bonus").

                     (iv) At any time for "Cause", which for purposes of this Agreement shall be deemed to have occurred only on the happening of any of the following:

                           (A) the plea of guilty to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement,

                           (B) a material breach by Executive of a material fiduciary duty owed to the Company;

                           (C) a material breach by Executive of any of the covenants made by him in Sections 6 and 7 hereof; or

                           (D) the willful and gross neglect by Executive of the material duties specifically and expressly required by this Agreement;

       provided, however, that any claim that "Cause", within the meaning of clauses (B), (C) or (D) above, exists for the termination of Executive's employment may be asserted on behalf of the Company only by a resolution duly adopted by two-thirds of the total number of members of the Board of Directors of the Company, and on]y after 15 days prior written notice to Executive during which period he may cure the breach or neglect that is the basis of any such claim, if curable; provided, further, that no state of facts that, with or without notice to Executive or the passage of time or both, would give rise to the right of the Company to terminate Executive's employment pursuant to clause (ii) of this Section 1(b) may, directly or indirectly, in whole or in part, be the basis for a claim that Cause, within the meaning of clause (D) above, exists for the termination of Executive's employment; provided, further, that during the period of twelve (12) months following a Change in Control (as hereinafter defined), Cause shall be deemed to have occurred only upon the happening of an event referred to in clause (A) above; and provided, further, that the term "material" as used in clauses (B), (C) and (D) above and in Section 10 hereof shall be construed by reference to the effect of the relevant action or omission on the Company and its subsidiaries taken as a whole.


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            (c)       Effect of Termination by the Company.  If Executive's
employment is terminated by the Company pursuant to Section 1 (b) hereof, all Annual Base Salary and Annual Bonus (to the extent not otherwise included in Remainder Bonus) that has accrued in favor of Executive as of the date of such termination, to the extent unpaid or delivered, shall be paid or delivered to Executive on the date of termination. If Executive dies while employed by the Company or during the period that he is receiving payments pursuant to the immediately succeeding sentence and, in either case, prior to the expiration of the Employment Term, the Company shall, as promptly as practicable following Executive's death, pay to Executive's designated beneficiary or beneficiaries in a lump sum an amount equal to the Annual Base Salary that would have been payable to Executive had his employment by the Company continued until the expiration of the Employment Term plus the Remainder Bonus. If Executive's employment is terminated pursuant to Section 1(b)(ii) of this Agreement, the Company shall (i) continue to pay to Executive his Annual Base Salary as and when the same would otherwise be due in accordance with Section 4 of this Agreement until the first to occur of the expiration of the Employment Term or the date of Executive's death and (ii) pay the Remainder Bonus to Executive on the date of such termination. The amounts payable by the Company pursuant to the foregoing two sentences shall be reduced by the amount of any long term disability benefits paid directly to Executive pursuant to any benefit or welfare plans maintained by the Company for Executive's benefit. The phrase "designated beneficiary or beneficiaries" shall mean the person or persons named from time to time by Executive in a signed instrument filed for this purpose with the Company. If the designation made in any such signed instrument shall for any reason be ineffective, the phrase "designated beneficiary or beneficiaries" shall mean Executive's estate. With respect to the payment of Annual Base Salary in respect of time periods subsequent to the date of termination of Executive's employment with the Company, such amount shall be calculated at the annual rate of Executive's Annual Base Salary in effect at the time of termination and the calculation of the remaining Employment Term shall be made without consideration of any renewal thereof, unless at the time of such termination such renewal would otherwise be automatic. With respect to the payment of the Remainder Bonus, such amount shall be the amount which would have been payable to Executive as his Annual Bonus in accordance with the applicable Company plan or program had Executive's employment continued until the end of the fiscal year of the Company in which such termination occurred, but without regard to any requirement in such plan that Executive be employed by the Company at any time following the conclusion of such succeeding fiscal year in order to receive his Annual Bonus; provided however, that in the event Executive's employment is terminated as a result of his death or disability, the amount of the Remainder Bonus shall be not less than the amount paid or payable to Executive in respect of the immediately preceding fiscal year of the Company.

            (d) Termination by Executive. The Executive's employment may be terminated during the Employment Term by the Executive (i) for Good Reason or (ii) without any reason during the twelve (12) month period immediately following a Change in Control. For purposes of this Agreement, "Good Reason" shall mean

                      (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting

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            requirements), authority, duties or responsibilities as
            contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                      (ii) any material breach of this Agreement by the Company which is not remedied by the Company promptly after receipt of notice thereof given by the Executive;

                      (iii) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

                      (iv) any failure by the Company to comply with and satisfy Section 13 of this Agreement; or

                      (v) failure to reelect Executive as a member of the Board of Directors or the removal of Executive as a member of such Board.

For purposes of this subsection (d), a determination of "Good Reason" by the Executive which is reasonable and is made in good faith shall be conclusive.

            (c) Effect of Termination by the Executive. If Executive terminates his employment with the Company pursuant to Section 1(d) of this Agreement, or if the Company terminates the Executive's employment under this Agreement in any way that is breach of this Agreement by the Company, the Company shall pay to Executive in a lump sum upon such termination an amount in cash equal to (i) all Annual Base Salary that has accrued in favor of Executive as of the date of termination, to the extent unpaid or delivered, (ii) the Annual Base Salary that would have been payable to Executive had his employment by the Company continued until the expiration of the Employment Term and (iii) the Remainder Bonus.

        (f) Survival. Upon termination of Executive's employment and payment of the amounts due Executive pursuant to Section 1 of this Agreement, the obligations of the Company and the Executive under this Agreement shall terminate, except that the Company's obligations with respect to the payment of amounts upon the death or disability of Executive set forth in the second and third sentences of Section 1(c) (if and to the extent applicable), Section 1(h) (Continuation of Benefits), Section 4(e) (Indemnification), Section 5 (Reimbursement of Expenses) (as it relates to the expenses incurred prior to such termination, including, without limitation, relocation expense incurred pursuant to Section 5(c) and Schedule 5(c)), Section 12 (SARs) and Section 13
(Successors),        and the Executive's obligations under Sections 6
(Noncompetition), 7 (Confidentiality), 8 (Delivery of Materials) and 9 (Noninterference), will survive (in accordance with the terms and conditions thereof) any such termination.

            (g) Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred as of the date upon which either (x) Liberty Media Corporation

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("Liberty", which term shall include any successor corporation, partnership or other entity formed as a result of or in connection with any pro rata distribution of securities or the right to acquire securities to the holders of securities of Liberty, provided that the condition of clause (y) of this
Section 1(g) hereof continues to be satisfied) ceases to be the sole "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Voting Securities (as hereinafter defined) having a majority of the outstanding Voting Power (as hereinafter defined) of the Company or (y) the individuals and entities beneficially own Voting Securities of Liberty on the date of this Agreement cease to beneficially own Voting Securities having a majority of the outstanding Voting Power of Liberty. As used herein, the following terms shall have the following meanings: (i) "Voting Securities" shall mean any securities of the Company or Liberty, as the case may be, entitled, or which may be entitled, to vote on matters submitted to stockholders generally (whether or not entitled to vote generally in the election of directors), or securities which are convertible into, or exercisable or exchangeable for such Voting Securities, whether or not subject to the passage of time or any contingency; and (ii) "Voting Power" shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Securities (or by the holders of any other Voting Securities into which such Voting Securities may be convertible, exercisable or exchangeable for, whichever yields the highest number of votes) upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

                    (h) Continuation of Certain Benefits. In the event Executive's employment is terminated for any reason other than for Cause, then for the remainder of the Employment Term the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company as in effect and applicable generally to other executives and their families; provided, however, that the Company may terminate such benefits if the Executive becomes reemployed with another employer and is eligible to receive similar benefits under such subsequent employer's benefit plans. For purposes of determining eligibility of the Executive for retiree benefits pursuant to the Company's plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Term and to have retired on the last day of such period.

            (2) Services to be Rendered by Executive. the Company and Executive agree that Executive will serve the Company as its President and Chief Executive Officer and shall have the rights, powers, duties and obligations relating to such offices as is specified in the By-laws of the Company as in effect on the date of this Agreement. In such capacity, Executive shall perform all reasonable acts customarily associated with such positions, or necessary or desirable to protect and advance the best interests of the Company. Executive shall perform such acts and carry out such duties, and shall in all other respects serve the Company faithfully and to the best of his ability.
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            3.        Time to be Devoted by Executive.  Executive agrees to
devote substantially all of his business time, attention, efforts and abilities to the business of the Company and to use his best efforts to promote the interests of the Company. During the Employment Term it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) fulfill speaking engagement and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

            4.        Compensation.

                      (a) Salary. During the Employment Term, the Executive shall receive an annual base salary of not less than $500,000 ("Annual Base Salary"), which shall be paid on a semi-monthly basis.

                      (b) Annual Bonus. In addition to Annual Base Salary, if the Compensation Committee of the Board of Directors of the Company adopts an annual bonus program for its executive employees generally, the Executive shall be entitled to participate in such program and be paid on an annual basis such bonus amount ("Annual Bonus") as determined by such Committee.

                      (c) Benefits. During the Employment Term, the Executive (including, where applicable, Executive's family) shall be entitled to benefits in accordance with the welfare benefit and incentive plans, practices, programs and policies of the Company (including, but not limited to, retirement, savings, incentive and stock compensation plans, employee stock purchase plans, medical, death and disability, and life and other insurance plans and policies).

                      (d) Vacation. During the Employment Term, the Executive shall be entitled to four weeks of paid vacation per year or such longer period as may be provided by the Company in accordance with the plans, policies, programs and practices of the Company applicable to executives of the Company generally.

                      (e)      Indemnification.

                              (i)  In addition to any separate agreements
         between Executive and the Company relating to indemnification, the Company will indemnify and hold harmless Executive, to the fullest extent permitted by applicable law, in respect of any liability, damage, cost or expense (including reasonable counsel fees) incurred in connection with the defense of any claim, action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any subsidiary or affiliate of the Company, or his serving or having served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company will pay the expenses (including reasonable counsel fees) of


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defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by Executive to repay all amounts advanced if it should ultimately be determined that Executive is not entitled to be indemnified under this Section.

                      (ii) In addition to the foregoing, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses incurred by Executive in connection with the defense (including in connection with the defense of counterclaims or cross-claims) of any claim, action, suit or proceeding relating to the enforcement by the Company (including claims, actions, suits or proceedings brought in the right of the Company) of the provisions of Sections 6, 7, 8 or 9 of this Agreement; provided, however, that in the event that the Company (or any person asserting the Company's right) is the prevailing party in such enforcement action (as determined by a court of competent jurisdiction in a final adjudication not subject to appeal), the Executive shall reimburse the Company for all payments made by it pursuant to this Section 4(e)(ii).

                      (iii) Except as otherwise provided in Section 4(e)(ii) above, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code (as hereinafter defined).

                      (f)      Certain Reduction of Payments by the Company.

                              (i)  Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reduction required under this Section 4(f) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of all Payments shall be reduced (but not below zero) such that such aggregate present value of Payments equals the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 4(f), present value shall be determined in accordance with
Section 280G(d)(4) of the Code.

                              (ii)  All determinations required to be made
under this Section 4(f) shall be made by the Company's regular independent accounting and auditing firm (the

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"Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne by the Company. The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 4(f), provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 4(f) and shall notify the Executive promptly of such election. Within Five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such Payments as are then due to the Executive and shall promptly pay to or distribute to or for the benefit of the Executive such Payments as become due to the Executive.

                      (iii) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should have not been made ("Overpayment") or that additional Payments which will have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable Federal rate provided for in
Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company (or if paid by the Executive to the Company shall be returned to the Executive) if an to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in section 7872(f)(2) of the Code.

            5.        Expenses; Relocation Expenses.

                     (a) During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expense incurred by the Executive in accordance with the policies, practices and procedures of the Company.

                      (b) In addition, the Company shall reimburse Executive for the costs and expenses relating to the temporary and permanent relocation of Executive and his family to the



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Tampa, Florida area, including, but not limited to, reimbursement of Executive for all reasonable temporary housing expenses for Executive and his family during the period of their temporary relocation.

                      (c) The Company shall provide Executive with the benefits (financial and otherwise) of the Company's relocation policy (a description of which is set forth in Schedule 5(c) to this Agreement) with respect to the sale of Executive's principle residence occupied prior to his relocation to the Tampa, Florida area.

            6. Noncompetition. Executive agrees that while in the employ of the Company and, if Executive terminates his employment with the Company prior to the expiration of the Employment Term in breach of his obligations hereunder, for the period beginning on the date Executive terminates his employment and ending on the date the Employment Term was otherwise schedule to expire (the "Subject Period"), Executive will not, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in or be employed by or otherwise be interested in, or connected in any manner with, any person, firm, corporation or other enterprise which directly competes in a material respect with the business of the Company or any of its majority-owned subsidiaries as it is conducted while Executive is employed by the Company, except as provided in Schedule 6 hereto. Nothing herein contained shall be construed as denying Executive the right to own securities of any such corporation which is listed on a national securities exchange or quoted in the National Association of Security Dealers, Inc. Automated Quotation System (the "NASDAQ System") to the extent of an aggregate of 5% of the amount of such securities outstanding.

            7. Confidentiality. Executive agrees that while in the employ of the Company (otherwise than in the performance of his duties hereunder) and during the period of two years following the scheduled expiration of the Employment Term, he shall not, directly or indirectly, make use of, or divulge to any person, firm, corporation, entity or business organization, and shall use his best efforts to prevent the publication or disclosure of, any Confidential Information (as hereinafter defined) concerning the Company, but this Section 7 shall not prevent Executive from responding to any subpoena, court order or threat of other legal duress, provided Executive notifies the Company thereof with reasonable promptness so that the Company may seek a protective order or other appropriate relief. The term "Confidential Information" shall mean information disclosed to Executive by the Company in connection with his employment relating to the business of the Company, including its accounts and finances, customers and customer lists, and its future plans and proposals, to the extent that the foregoing matters are considered proprietary by the Company; provided, however, that the following shall not be deemed to be Confidential Information:

                     (a) information which is or becomes publicly known other than as a result of a breach of this provision by Executive;

                     (b) information lawfully in the possession of Executive prior to disclosure to him by the Company;

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                (c)      information disclosed to Executive by any third party;
or

                (d) information developed independently by Executive subsequent to Executive's employment by the Company.

            8. Delivery of Materials. Executive agrees that upon the termination of his employment he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs which may then be in his possession or under his control.

            9. Noninterference. Executive agrees that he will not, while in the employ of the Company and, in the event Executive terminates his employment with the Company prior to the expiration of the Employment Term in breach of his obligations hereunder, during the Subject Period, solicit the employment of any employee of the Company on behalf of any other person, firm, corporation, entity or business organization, or otherwise interfere with the employment relationship between any employee or officer of the Company and the Company.

            10. Remedies of the Company. Executive agrees that, in the event of a material breach by Executive of this Agreement, in addition to any other rights that the Company may have pursuant to this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by Executive or to enjoin Executive from engaging in any activity in violation hereof. Executive agrees that because Executive's services to the Company are of such a unique and extraordinary character, a suit at law may be an inadequate remedy with respect to a breach by Executive of Sections 6, 7, 8 and 9 hereof, and that upon any such breach or threatened breach by him of such Sections the Company shall be entitled, in addition to any other lawful remedies that may be available to it, to injunctive relief.

            11. Notices. all notices to be given hereunder shall be deemed duly given when delivered personally in writing or mailed, certified mail, return receipt requested, postage prepaid and addressed as follows:

                      (a)      If to be given to the Company:

                               Home Shopping Network, Inc.
                               2501 118th Avenue North
                               St. Petersburg, Florida 33716
                               Attention:  Legal Department

                      (b)      If to be given to Executive:

                               1416 Brightwaters Boulevard., N.E.
                               St. Petersburg, Florida 33704

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                               With a separate copy to:


                               Baker & Botts, L.L.P.
                               885 Third Avenue
                               New York, New York  10020
                               Attention:  Jerome H. Kern, Esq.

or to such other address as a party may request by notice given in accordance with this Section 11.

            12.       Stock Appreciation Rights.

                      (a) The Company hereby grants to Executive Stock Appreciation Rights ("SARs") with respect to 984,876 (the "Total Number of SARs") shares of the Company's common stock, par value $.01 per share (the "Common Stock", which term shall include the Common Stock of the Company as it exists on the date hereof and any class or series into which it may hereafter have been changed). The SARs granted hereunder shall vest over a four-year period as follows: one-fourth of the Total Number of SARs shall vest and become exercisable by Executive on each anniversary of the Effective Date, commencing with February 23, 1994, such that the Total Number of SARs will be fully vested on February 23, 1997, unless such vesting is accelerated pursuant to Section 12(c) hereof. The SARs granted to Executive hereunder are not granted under, and are not subject to the provisions of, any stock incentive, bonus or other plan of the Company.

                      (b) SARs granted hereunder may be exercised, in whole or in part and at any time or from time to time, during the period commencing with the vesting of such SARs and ending on February 23, 2003, unless earlier terminated in accordance with Section 12(c) hereof. SARs may be exercised by delivery to the Company of a written notice specifying the whole number of shares of Common Stock as to which SARs are being exercised; provided, however, that in the event the Company ceases to be a Public Company (as hereinafter defined) Executive may not exercise SARs on more than three separate occasions, and SARs may not be exercised more than once in any fiscal year of the Company during the period in which the Company is not a Public Company. Upon the valid exercise of SARs, Executive shall be entitled to receive from the Company cash or, so long as the Company is a Public Company, shares of the Company's Common Stock (valued at the Fair Market Value (as hereinafter defined) thereof) equal to the excess of (i) the Fair Market Value of each share of Common Stock with respect to which such SARs have been exercised over (ii) $8.25 per share (the "Strike Price").

                      (c) Upon termination of Executive's employment hereunder, all SARs that have theretofore vested and not been exercised shall remain exercisable for a period of one year after the effective date of the termination of Executive's employment with the Company (the "Termination
Date") and shall thereafter terminate to the extent not exercised. In the event of the termination of Executive's employment by the Company other than for Cause, or termination of Executive's employment by Executive for Good Reason, all unvested SARs shall vest immediately upon such termination and shall remain exercisable for a period of one year following the Termination Date, and shall thereafter terminate to the extent not exercised. In the event of a Change in Control, whether or not Executive has elected to terminate his employment hereunder pursuant to
Section 1 (d) hereof, all vested SARs shall vest immediately prior to such Change in Control, such that Executive may exercise all such SARs no later than the time at which the Change in Control becomes effective, and such SARs shall remain exercisable for a period of one year following termination of Executive's employment (provided that Executive terminates his employment within the twelve-month period referred to in Section 1(d)), and shall thereafter terminate to the extent not exercised. In the event Executive's employment is terminated as a result of his death or disability, all SARS that become vested upon such event or that have theretofore vested shall remain exercisable by Executive or his designated beneficiary or beneficiaries for a period of one year after the Termination Date and notice of such expiration to Executive, his designated beneficiary, if any, or his executor, as the case may be, and shall thereafter terminate to the extent not exercised.
Notwithstanding anything contained in this subsection (c), no SAR shall be exercisable after February 23, 2003.


                      (d) the Fair Market Value of a share of Common Stock shall be determined on the date of exercise of an SAR, and the date of exercise of such SAR shall mean the date on which the Company shall have received written notice from Executive of the exercise of such SAR; provided, however, that any such notice given by Executive by personal delivery or facsimile transmission shall be deemed received by the Company at the time of such delivery or transmission. The "Fair Market Value" of a share of Common Stock shall be either (x) if the Company is a Public Company on the date of exercise, the Reference Price (as hereinafter defined) of a share of Common Stock, determined for the trading day preceding such date, or (y) if the Company is not a Public Company on the date of exercise, the Per Share Value (as hereinafter defined) of a share of Common Stock as of the date of exercise.
The "Reference Price" of a share of Common Stock shall be (i) the closing price of a share of Common Stock for such trading day on the principal exchange on which the Common Stock is listed, or (ii) if the Common Stock is not listed on any national securities exchange, the closing price (or if none, the average of the high and low bid prices) of a share of Common Stock on such trading day in the over-the-counter market, as reported by the NASDAQ system. The "Per Share Value" of a Share of Common Stock shall be determined as of the applicable Appraisal Date (as hereinafter defined) and shall equal the quotient of the Appraised Value (as hereinafter defined) of the Company divided by the sum of
(x) the total number of shares of Common Stock outstanding on such Appraisal Date on a Fully Diluted Basis (as hereinafter defined) and (y) the total number of SARs.

            The Appraised Value of the Company shall be as agreed to by the Company and Executive prior to the 31st day following the applicable Appraisal Date. In the event that they have not reached agreement by such date notwithstanding their respective good faith efforts to do so (each being required to negotiate in good faith with the other at least for five (5) business days), then the Company and Executive shall each designate a Qualified Appraiser (as hereinafter defined) as promptly as practicable, but in no event more than ten (10) days thereafter, which Qualified Appraisers shall be retained by the Company to determine the Appraised Value of the

Company as of the applicable Appraisal Date. Each Qualified Appraiser shall submit its written determination of the Appraised Value of the Company to the Company and Executive within 45 days after the date of its retention. If the higher determination of the two Qualified Appraisers is not greater than 110% of the lower determination, the Appraised Value of the Company shall be the average of such two determinations. If the higher determination is greater than 110% of the lower determination, then such two Qualified Appraisers shall jointly select within ten (10) days after the date on which the later of such two determinations was delivered a third Qualified Appraiser to be retained by the Company. Such third Qualified Appraiser shall deliver its written determination of the Appraised Value of the Company as of the applicable Appraisal Date within 30 days after its retention, and the Appraised Value of the Company shall be the average of the two closest determinations or, if there are not two closest determinations, the average of all three determinations.
The Company shall pay all fees and expenses relating to the determination of the Appraised Value, including the fees and expenses of all Qualified
Appraisers (including the Qualified Appraiser selected by Executive).

            For purposes of this Section 12(d), the following terms shall have the following meanings.

                      (i)  "Appraisal Date":  The date of exercise of the SARs.

                      (ii) "Appraised Value": As of the applicable Appraisal Date, the fair market value of the Company on a going concern (whether as a sale of stock or assets) or liquidation basis (whichever method would yield the highest valuation). The fair market value of the Company on a going concern basis shall take into account such considerations (including but not limited to tax considerations which are specific to a sale of assets versus a sale of stock) as would customarily affect the price at which a willing seller would sell and a willing buyer would buy a comparable business as a going concerning in an arm's length transaction. The fair market value of the Company on a liquidation basis shall take into account tax liabilities that would be incurred on liquidation assuming the most tax efficient and practical plan of liquidation.

                      (iii) "Fully Diluted Basis": All shares of Common Stock outstanding on the date of determination, together with shares of Common Stock issuable upon the conversion, exercise or exchange of securities of the Company which are convertible into, or exercisable or exchangeable for, Common Stock, without regard to whether such securities have vested or are then convertible, exercisable or exchangeable.

                      (iv) "Public Company": The Company shall be deemed to be a Public Company for so long as (i) the Common Stock is registered under Section 12 of the Exchange Act and (ii) the Common Stock is regularly traded on a national securities exchange or quoted by the NASDAQ System.

                       (v) "Qualified Appraiser": A nationally recognized investment banking firm with substantial experience as of the applicable Appraisal Date in valuing significant communications properties including cable television programming entities.

                      (e)      In the event of a stock dividend,
recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event affecting the Common Stock such that an adjustment is required in order to preserve the benefits of this Section 12, an adjustment shall be made to increase or decrease any or all of (i) the number and kind of shares subject to the SARs granted hereunder and/or (ii) the Strike Price, in such manner as the Board of Directors may deem reasonable and appropriate, provided, however, that the number of shares subject to the SARs granted hereunder shall always be a whole number.

                      (f) The grant of SARs hereunder shall not affect in any way the right or power of the Company to make reclassification, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

                      (g) The amount of cash payable at any time by the Company upon the valid exercise of SARs granted hereunder shall not in any way be reserved or held in trust by the Company. Executive shall not have any rights against the Company in respect of payment of such amount of cash other than the rights of an unsecured general creditor of the Company. The amount of cash payable upon the valid exercise of SARs hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and shall not in any manner be liable or subject to the debts, contracts, liabilities, engagements or torts of Executive or of any designated beneficiary or personal representative.

                      (h) The SARs granted to Executive hereunder are not transferable, except to a designated beneficiary or beneficiaries upon Executive's death, and may only be exercised by Executive during his lifetime. Without limiting the generality of the foregoing and except as provided herein, the SARs granted hereunder may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and are not subject to execution, attachment or similar process. Except as provided herein, any attempted assignment, transfer, pledge of hypothecation of, or levy, attachment or similar process upon, any SARs shall be null and void and without force or effect.

             13.      Successors.

                      (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                      (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                      (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            14.       Miscellaneous.

                      (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes as of the date hereof any and all prior agreements and understandings with respect to Executive's employment by the Company, whether oral or written, between the parties hereto. This Agreement may not be changed nor may any provision hereof be waived except by an instrument in writing duly signed by the party to be charged. This Agreement shall be interpreted, governed and controlled by the law of the State of Florida, without reference to principles of conflict of laws.

                      (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                      (c) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                      (d) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 1(d) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

       IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.



ATTEST:                                       HOME SHOPPING NETWORK, INC.


- ----------------                              By: /s/ VIVIAN J. CARR
Name:                                             ------------------
Title:                                        Name:  Vivian Carr
                                              Title:  Secretary




                                              ----------------------
                                              Gerald F. Hogan

of the Executive to terminate employment for Good Reason pursuant to Section 1(d) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

  IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.



ATTEST:                                       HOME SHOPPING NETWORK, INC.


                                              By:
- -------------------                              ------------------------
Name:                                         Name:
Title:                                        Title:




                                              /s/ Gerald F. Hogan
                                              ---------------------------
                                                  Gerald F. Hogan


                                 Schedule 5(c)


In accordance with the Home Shopping Network, Inc. ("HSN") policy and practice in such matters, the following will apply in the sale of Executive's home at 3801 Topside Road, Knoxville, Tennessee:

1.          The Guaranteed Sales Price, based on appraised value, shall be $1,100,000.00.  HSN will guarantee Executive this price.
            HSN reserves the right to review and approve/disapprove or modify any offers received by the realtor, Dean Smith Realty of Knoxville, TN.  If HSN accepts or directs Executive to accept an offer which is less than the appraised value, HSN will reimburse Executive for the amount of the difference between the Guaranteed Sales Price and offer price, less the monies it has paid towards the amortization of Executive's mortgage.

2.          Monthly mortgage payments = $7,465.00.  HSN will remit these payments to the first mortgage holder by the fifth day of each month.  Upon the sale of Executive's property, HSN will be reimbursed by Executive for any mortgage amortization occurring during the period that HSN made such payments.

3.          Maintenance.  It is recognized that the property must be properly maintained while for sale.  HSN will reimburse
            Executive for this expense at the rate of $250.00 per month.

4.          Insurance which provides appropriate protection against loss from fire, theft, vandalism, weather, etc. will be maintained in Executive's name, and HSN will reimburse Executive for such amounts during the period prior to sale.
            The annual cost of $2,836.00 will be paid by HSN.  Executive will reimburse HSN for any insurance refunds made at the closing.

5.          Mr. Edward Vaughn will serve as agent on behalf of HSN to receive and review with Executive all offers presented by
            Executive's realtors and, if appropriate, to adjust the asking price for the property.

6.          The foregoing agreements shall remain in effect during the Employment Term and shall survive termination of the
            Agreement; provided, however, that in the event Executive terminated his employment other than in accordance with
            Section 1(d) of the Agreement, Executive shall be required to reimburse HSN for the amounts paid on Executive's behalf pursuant to Sections 2, 3 and 4 of this Schedule 5(c).


                                       17